EXHIBIT 10.130

CONSULTING SERVICES AGREEMENT

THIS CONSULTING SERVICES AGREEMENT (this "Agreement") dated this 29th day of October, 2013 by and among VG Life Sciences, Inc., a Delaware corporation (the "Company") and Artemis Partners, LLC., (the "Consultant").

W H E R E AS, in light of the business experience of the Consultant's Personnel (as defined below), the Company wishes to retain the services of the Consultant on the terms and subject to the conditions set forth herein and the Consultant has agreed to so serve the Company.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.       Consulting Period. The Company shall retain the Consultant pursuant to the terms of this Agreement, and the Consultant shall provide the Services (as defined in Section 2(a) below) commencing on October 28, 2013 (the "Effective Date"). The Consultant or the Company may terminate the consulting arrangement hereunder at any time and for any reason (or no reason) upon written notice of such termination. The period of time between the Effective Date and the effective date of termination of the Consultant's service relationship with the Company hereunder shall be referred to herein as the "Consulting Period." In the event of any termination, Consultant shall be entitled to payment of all fees and reimbursement of all expenses incurred hereunder through such termination date.

2.       Services.

(a)	Services. During the Consulting Period, the Company hereby retains the Consultant for the purpose of rendering advice (primarily through its principal representative, Catherine Strader ("Dr. Strader") to the Company as to the following (the "Services"). Consultant will use her expertise in drug discovery and development to assist in the selection of appropriate target clinical indications for the peptide and in the design, interpretation and optimization of both preclinical and clinical experiments to support an optimal development strategy.
(b)	Consultant's Personnel. The Consultant may employ such persons as it deems necessary to carry out the terms of this Agreement (the "Consultant's Personnel"), but during the Consulting Period the Consultant will assign Dr. Strader to the project as one of his primary obligations. The Services contemplated under this Agreement shall be performed primarily by Dr. Strader, and the Consultant shall make Dr. Strader available for the performance of such Services.
(c)	Location. The Consultant and the Consultant's Personnel may perform the Services by phone, by in-person attendance at meetings, by participating in strategic planning sessions, or in such other manner and at such other time or place as mutually agreed by and between the Company and the Consultant.

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(d)	Other Activities. The Company acknowledges that the Consultant shall not be providing exclusive consulting services only to the Company, and that during the Consulting Period, the Consultant may perform services for other persons or entities.
(e)	Availability and Reports. At all times during the term of this Agreement, the Consultant shall keep the Company informed of its activities in fulfillment of its Services and shall be reasonably available to perform the obligations hereunder.

3.       Consulting Fees; Business Expenses.

(a) Consulting Fee. The Consultant shall receive from the Company a consulting fee equal to $ 450 per hour for Dr. Stradef's services with a maximum .of $ 3600 per day. Additionally, the Company shall compensate the Consultant with a travel fee of $225 per hour when traveling on behalf of and authorized by the Company. Daily travel compensation shall be capped at $ 1500 per day. Total travel expenses not to exceed the amount of $5000 unless authorized by the Company in writing, which may be via e-mail. Cumulative total expenses not to exceed the amount of $5000 unless the Company agrees to an increase. Consultant will then outline a budget for its services beyond this point for the Company's approval. Invoices will be submitted monthly, with payment due within 30 days. Invoices may be submitted by email.

4.       Reimbursement for Business Expenses. Upon presentation of appropriate documentation to the Company, Company will reimburse reasonable travel expenses without markup incurred by the Consultant for any trip made at the request of the Company. Expenses will be itemized and included with the monthly invoice.

5.       Independent Contractor Status. The Consultant acknowledges and agrees that the Consultant's status at all times shall be that of an independent contractor, and that neither the Consultant, nor the Consultant's Personnel may, at any time, bind or otherwise obligate the Company in any manner whatsoever. The parties hereby acknowledge and agree that all consulting fees paid pursuant to Section 3 hereof shall represent fees for services as an independent contractor, and shall therefor be paid without any deductions or withholdings taken therefrom for taxes or for any other purpose. The payment of compensation to the Consultant's Personnel shall be the sole responsibility of the Consultant. The Consultant also agrees that during the Consulting Period, the Consultant and the Consultant's Personnel shall not be eligible to participate in any of the employee benefit plans or arrangements of the Company. Nothing herein shall be construed to create a partnership, joint venture or agency relationship among the parties.

6.       Confidential Information. The Consultant agrees that the Consultant and the Consultant's Personnel shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than with the specific prior permission of the Company in writing, any business and technical information or trade secrets, nonpublic, proprietary or confidential information, knowledge or data relating to the Company, any of their subsidiaries, affiliated companies, businesses or products, including, without limitation, the name of the chemical classes of the compounds or compositions being worked on, the chemical name of the compounds or compositions, any other attributes of the compounds or compositions, which shall have been obtained by the Consultant or the Consultant's Personnel during the Consulting Period or any other period during which the Consultant or the Consultant's Personnel provided services to the Company (or any predecessor). The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Consultant or the Consultant's Personnel, (ii) becomes generally known to the public subsequent to disclosure to the Consultant or the Consultant's Personnel through no wrongful act of the Consultant, the Consultant's Personnel or any other representative of the Consultant, or (iii) the Consultant or the Consultant's Personnel is required to disclose by applicable law, regulation or legal process. This Section 6 shall survive the termination of the Consulting Period.

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7.       Indemnification; No Liability. The Company hereby agrees to indemnify the Consultant and the Consultant's Personnel and hold the Consultant and the Consultant's Personnel harmless to the maximum extent permitted under applicable law against and in respect of any and all actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney's fees), losses, and damages resulting from the Consultant's or the Consultant's Personnel's good faith performance of the Consultant's duties and obligations with the Company, provided that the Consultant's or the Consultant's Personnel's right to indemnification from the Company shall not apply to acts or omissions by the Consultant or the Consultant's Personnel made in bad faith or to any conduct by the Consultant or the Consultant's Personnel that would constitute fraud, gross negligence or willful misconduct. The Company acknowledges and agrees that neither the Consultant nor the Consultant's Personnel shall be liable for any advice given pursuant to this Agreement unless given in bad faith. This Section 7 shall survive the termination of the Consulting Period.

8.       Consultant Representations and Covenants. The Consultant hereby represents and warrants to the Company that the execution, delivery and performance of this Agreement by the Consultant does not and will not conflict with, breach, violate or cause a default under (i) any agreement, contract or instrument to which the Consultant or the Consultant's Personnel is a party, including, but not limited to, any employment, consulting, non-competition, non-solicitation, confidentiality or similar agreement or arrangement, or (ii) any judgment, order or decree to which the Consultant or the Consultant's Personnel is subject.

9.       Ownership of Property. All written materials, records, documents, computer files or software, or recordings of any sort, made by the Consultant and/or the Consultant's Personnel or coming into the Consultant's or the Consultant's Personnel's possession during the term of this Agreement concerning the Company, and all tangible items provided to the Consultant or the Consultant's Personnel by or on behalf of the Company during the term of this Agreement, shall be the sole property of the Company, as applicable, subject to the last sentence of this Section 9. Upon the termination or expiration of the Agreement or upon the request of the Company at any time, the Consultant and the Consultant's Personnel shall promptly deliver the same to the Company. The Company acknowledges that the Consultant's Personnel has many years of experience in business and the industry and that his general knowledge and experience reflected in any of the foregoing shall in no event be the property of the Company and there shall be no limit on Consultant or Consultant's Personnel's use thereof.

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10.       Intellectual Property. All legal rights to any and all inventions, discoveries, improvements, designs, ideas, and copyrightable subject matter (including, without limitation, computer programs, computer presentations, text, and visual material), that are made, devised or conceived by Consultant in the course of or as a result of providing services hereunder, or as a result thereof, alone or with others to the extent of Consultant's actual participation therein, shall belong entirely to the Company and in accordance therewith Consultant agrees to promptly disclose to the Company all inventions, discoveries, improvements, designs, ideas, or copyrightable subject matter made by Consultant pursuant to the aforementioned provision of services and furnish to the Company all information and documents relating to any such invention, discovery, improvement, design or idea which may be necessary to enable the Company as assignee to file and prosecute application for Letters patent upon such invention or discoveries or to obtain copyright registration on copyrightable subject matter. Consultant shall, and does hereby, assign any and all of Consultant's right title and interest in any such invention, discovery, improvement, design, idea, or copyrightable subject matter, along with all international priority rights related thereto, throughout the world to the Company. At the request of the Company and at its expense, but without further compensation, Consultant will make, execute and deliver any and all papers and documents and perform any and all lawful acts which the Company deems necessary or advisable for the preparation, prosecution, issuance, procurement, and/or maintenance as appropriate of copyright applications and copyright registrations, or patent applications and patents including but not limited to design patents, utility letters patents, inventors' certificates when applicable, and any divisions, continuations, extensions, renewals or reissues thereof, of the United States or of any foreign country, relating to the aforesaid inventions, discoveries, improvements, designs, ideas, and copyrightable subject matter, or for the vesting and perfecting of title therein to the Company including, without limitation, as appropriate the authorization of the Commissioner of Patents and Trademarks in writing, anytime upon the request of the Company, to issue to the designee of the Company each and every Letters Patent that may result from any such invention, discovery, improvement, design or ideas as assignee of the entire right, title and interest thereof.

11.       Assignment. This Agreement is personal to each of the parties hereto. Except as provided in this Section 11, no party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto. The Company may assign this Agreement to any successor to all or substantially all of the business and/or assets of the Company, provided, that the Company shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

12.       Notices. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Consultant or Dr. Strader:

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Artemis Partners, LLC

325 Crestmont Road,

Cedar Grove, NJ 07009

If to the Company:

VG Life Sciences, Inc.

121 Gray Avenue

Suite 200

Santa Barbara, CA 93101

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

13.       Severability. To the extent that any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted herefrom and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect.

14.       Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without regard to the choice of law principles thereof.

15.       Injunctive Relief. The Consultant acknowledges that the material breach or attempted or threatened breach by it of Section 5 of this Agreement would cause irreparable injury to the Company not compensable in money damages, and that the Company (and any of the relevant Company affiliates) shall be entitled, in addition to all other applicable remedies, to obtain a temporary and a permanent injunction and a decree for specific performance of this Agreement without being required to prove damages or furnish any bond or other security. The provisions of this section shall survive the termination of this Agreement.

16.       Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

17.       Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and such officer or director as may be designated by the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement represents the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, supersedes any and all other agreements, verbal or otherwise, between the parties hereto concerning such subject matter, and no agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

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18.       Code Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Code Section 409A, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Consultant's taxable year following the taxable year in which the expense occurred. For purposes of Code Section 409A, the Consultant's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. In no event may the Consultant, directly or indirectly, designate the calendar year of any payment to be made under this Agreement that is considered nonqualified deferred compensation.

(Signature Page to Follow)

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COMPANY

VG Life Sciences, Inc.

By: /s/ John P. Tynan

Name: John P. Tynan

Title: President

Date: 11/5/2013

CONSULTANT

By: /s/ Catherine D.Strader, Ph.D

Name: Catherine D. Strader, PhD

Title: President

Date: 11-2-2013